Astro-Med, Inc. - Confidential * Exhibit 99.1

Astro-Med, Inc. - Confidential Astro-Med, Inc. Designs, Manufactures, and Sells Products to Industrial, Commercial, Aerospace, and Military Markets. Products Consist of Specialty Printers for Color Label applications, Ruggedized Printers for commercial and military use, and Data Acquisition Recorders for the Test Market Introduction *

Astro-Med, Inc. - Confidential Founded in 1971 Went public in 1983 Began with T&M Printing Now Leader in Short Run Digital Printing Headquarters in Rhode Island Manufacturing in RI, Montreal, and Frankfurt Worldwide Sales with Branches in Canada, UK, France, Germany Company Background *

Astro-Med, Inc. - Confidential The Products: PRINTERS & CONSUMABLES *

Astro-Med, Inc. - Confidential Color Label Printers * What are they? Where are they used? Why are they used?

Astro-Med, Inc. - Confidential Color Label Printer Applications * Labeling Solutions for All Industries! Apparel Barcode Beer Candle Candy Carton Coffee College Dining Services Cosmetics Dietary Supplement E-Cigarette Electrical Electronics Food & Beverage GHS Compliance Horticulture Hot Sauce & Barbecue Medical Device Pharmaceutical Plumbing Prepared Foods Promotional Product Prototype Sanitary Supply Seafood Tea Tire Manufacturing UDI Labels (medical device) UID Labels (military) Water Bottle Wine

Astro-Med, Inc. - Confidential * Color Label Printer Applications Typical Customer Examples Cosmetics Electrical E-Cigarettes Food & Beverage Pharmaceutical GHS Labeling

Astro-Med, Inc. - Confidential Color Label Printer Applications * Typical Customer Examples Plumbing Tires Water Bottles

Astro-Med, Inc. - Confidential Color Label Printer Applications * Customer Testimonial

Astro-Med, Inc. - Confidential Branded Labels & Ink Supplies Sold Direct by Dedicated Media Products Team Vast Inventory of Ink Types & Colors Wide Selection of Label Materials & Sizes Label and Ribbon Manufacture In-House Development and Laboratory Testing Converting & Slitting in Multiple Locations Consumables *

Astro-Med, Inc. - Confidential Ruggedized Products * Design and manufacture of Printers, Ethernet switches and customized ruggedized products for airborne and ground applications

Astro-Med, Inc. - Confidential Ruggedized Products * Complement Electronic Flight Bags in “paperless cockpit” Print weather maps, approach plates, etc. on demand Print critical information in flight

Astro-Med, Inc. - Confidential Ruggedized Products - Contracts *

Astro-Med, Inc. - Confidential Direct Field Sales Force in USA, Canada, UK, France, Germany Dealers In Rest Of World Over 50 Trade Shows Per Year Ads in Major Trade Journals Direct Mail & Email Campaigns Web Site And Web Stores Sales & Marketing *

Astro-Med, Inc. - Confidential STRONG CAPITAL STRUCTURE $39.5 Million Cash/Securities (as of 1/31/13) No debt 38 Years of Profitability Dividends paid 86 consecutive quarters GROWING SALES AND EARNINGS FY13 Sales $61.2 million, up 0.8% from prior yr. FY13 Operating Income $2.9 million, up 792% from prior yr. FY13 EBITDA $4.0 million, up 100% from prior yr. FY12 Sales $60.7 million, up 11.8% from prior yr. FY12 Operating Income $0.3 million, up 155% from prior yr. FY12 EBITDA $2.0 million, 232% from prior yr. Financial Highlights *

Astro-Med, Inc. - Confidential Sales by Quarter ($ in Thousands) *

Astro-Med, Inc. - Confidential Operating Profit (Loss) by Quarter FY 2014 Non-GAAP ($ in Thousands) *

Astro-Med, Inc. - Confidential Operating Profit Margin by Quarter FY 2014 Non-GAAP *

Astro-Med, Inc. - Confidential * Why invest in Astro-Med ? On path to continuous double digit revenue growth and increasing earnings Industry Leader in Color Label Printers & Consumables (Growth driver) Industry Leader in Ruggedized Printers for avionics (Growth driver) Strong Balance Sheet – no debt Lean/Kaizen Program to continuously improve operating margins Strong investment in R&D to continue to introduce leading technology products

Astro-Med, Inc. - Confidential THANK YOU - ALOT! *